Exhibit 5

                                  LEGAL OPINION

September 21, 2001

Intertech Corporation
759 Cedar Field Court
Town & Country, Missouri  63017

Attention: Hershey Moss

     Re: INTERTECH CORPORATION

Dear Mr. Moss:

     You have advised us that Intertech Corporation (the "Company") is filing with the United States Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to 279,000 shares of common stock, $.001 par value all of which will be offered for sale by the selling stockholders.

     In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of the Company's shares of common stock as are presently outstanding and which shares are being offered pursuant to the Prospectus which is part of the Registration Statement.

     You have advised us that as of September 21, 2001 the Company's authorized capital consists of 45,000,000 shares of common stock, $.001 par value per share, of which 6,279,000 shares are issued and outstanding and 5,000,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding.

     After having examined the Company's Certificate of Incorporation, bylaws, minutes, and the financial statements contained in the Prospectus, we are of the opinion that the 279,000 shares of common stock to be offered by the selling stockholders are fully paid and non-assessable, duly authorized and validly issued.

     We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                                Very truly yours,

                                /s/ Michael Harris P.A.

                                Michael Harris, P.A.